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                         EXHIBIT 3(a)

              ARTICLES OF AMENDMENT AND RESTATEMENT
                              OF
                PHARMAKINETICS LABORATORIES, INC.


     PHARMAKINETICS LABORATORIES, INC., a Maryland corporation, having its principal office at 302 West Fayette Street, Baltimore, Maryland 21201 (hereinafter referred to as the "Corporation") hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST:    The Corporation desires to amend and restate its
charter as currently in effect as hereinafter provided. The provisions set forth in these Articles of Amendment and Restatement are all the provisions of the charter of the Corporation as currently in effect.

     SECOND:   The charter of the Corporation is hereby amended
by striking in its entirety Articles FIRST through TWELFTH, inclusive, and by substituting in lieu thereof the following
Articles FIRST through TENTH:

          FIRST:    That we, the subscribers, W.D. Zander,
     Bernhard E. Holzapfel, and Alan G. Woodman, all of whom have a post office address of 750 Third Avenue, New York, New York 10017, and all of whom are at least eighteen years of age, intend to form a corporation under the general laws of the State of Maryland.

          SECOND:   That the name of the Corporation is
     PHARMAKINETICS LABORATORIES, INC.

          THIRD:    The purposes for which the Corporation is
     formed are as follows:

                    A.   To engage in the business for profit of
               bioavailability testing in human volunteers with complete laboratory capabilities in microbiological and chemical assays.



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                    B.   To engage in the business for profit of
               providing complete in vitro and in vivo
               evaluations of drug dosage forms.

                    C.   To engage in the business for profit of
               general pharmaceutical and medical research.

                    D.   To acquire by purchase, lease, or
               otherwise, and to improve, and develop real property which is deemed necessary or useful in conducting the business of the Corporation.

                    E.   To acquire by purchase, lease,
               manufacture, or otherwise any personal property which is deemed necessary or useful in conducting the business of the Corporation.

                    F.   To engage in all other businesses,
               occupations, and activities which may be conducive to achieving the above-enumerated purposes and to engage in any and all businesses, occupations, and activities in which a corporation may lawfully engage.

          FOURTH:   The post office address of the principal
     office of the Corporation in this state is 302 West Fayette
     Street, Baltimore, Maryland 21201.

          FIFTH:    The resident agent of the Corporation is
     Taryn L. Kunkel, whose post office address is 302 West Fayette Street, Baltimore, Maryland 21201, said resident agent being a citizen of the State of Maryland, and actually residing therein.

          SIXTH:    The total number of shares of stock of all
     classes which the Corporation has authority to issue is 11,500,000 shares, divided into 10,000,000 shares of Common Stock, par value $.005, and 1,500,000 shares of Preferred Stock, without par value, 833,300 shares of which have been classified as Class A Convertible Preferred Stock. The aggregate par value of all shares having par value is $50,000. Each share of Common Stock, par value $.001, issued and outstanding at 5:00 p.m. local time on

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     April 17, 1998 shall be and is by this means automatically reclassified and changed into one-fifth fully-paid and nonassessable share of Common Stock, par value $.005.

          The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of each class are as follows:

               A. Common Stock. Subject to the voting rights of any series of Preferred Stock pursuant to the terms of such series, each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote or approval of stockholders. Subject to the provisions of law and any preferences of Preferred Stock, dividends may be paid on the Common Stock at such time and in such amounts as the Board of Directors may from time to time determine. Upon any voluntary or involuntary liquidation or dissolution of the Corporation, after payment or provision for the payment of the debts and other liabilities of the Corporation and of the amounts to which holders of any Preferred Stock may be entitled, the holders of shares of Common Stock shall be entitled to share ratably in all remaining assets of the Corporation.

               B. Preferred Stock. The Preferred Stock may be issued, from time to time, in one or more series as authorized by the Board of Directors. Prior to issuance of each series, the Board of Directors by resolution shall designate that series to distinguish it from all other series and classes of stock of the Corporation, shall specify the number of shares to be included in the series, and shall fix the terms, rights, restrictions, qualifications and limitations of the shares of the series, including any preferences, voting powers, dividend rights, liquidation rights, and redemption, sinking fund and conversion rights. Subject to the express terms of any other series of Preferred Stock outstanding at the time, and notwithstanding any other provision of the charter, the Board of Directors may increase or decrease the number of shares or alter the designation or classify or reclassify any unissued

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          shares of a particular series of Preferred Stock by
          setting or changing in any one or more respects, from time to time before issuing the shares, the preferences, conversion or other rights, voting powers, restrictions, limitation as to dividends, qualifications, terms or conditions of redemption, or any other terms of such series of Preferred Stock.

               C.   Class A Convertible Preferred Stock.

               1.   DESIGNATION AND AMOUNT

               A total of 833,300 shares of the Corporation's
          Preferred Stock shall be designated the "Class A
          Convertible Preferred Stock."

               2.   VOTING RIGHTS

               2.1 General. Each holder of Class A Convertible Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of the Common Stock of the Corporation and, with respect to each such matter, shall be entitled to that number of votes equal to the number of whole shares of Common Stock into which such holder's shares of Class A Convertible Preferred Stock could be converted, pursuant to the provisions of Section 5 of this Article SIXTH, Paragraph C, on the record date for the determination of stockholders entitled to vote on such matters, or if no such record date is established, on the date such vote is taken. Except as otherwise provided herein or otherwise required by law, the holders of shares of Class A Convertible Preferred Stock and the holders of shares of Common Stock shall vote together as a single class on all matters submitted to the stockholders of the Corporation.

               2.2  Director Election Rights.

               (a)  Definitions.  For purposes of this Subsection
                    2.2:



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               "Affiliate", with respect to any person, shall
          mean any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such person, or any other person that is a partner of such person in any general or limited partnership;

               "Conversion Shares" means the sum of (A) the number of whole shares of Common Stock into which the outstanding shares of Class A Convertible Preferred Stock are convertible pursuant to the provisions of
          Section 5, plus (B) the number of shares of Common Stock owned of record by the Initial Holders, regardless of how or when acquired.

               "Initial Holders" means CAI Advisors & Co.,
          Aster.Cephac S.A., and any Affiliate of CAI Advisors & Co. or Aster.Cephac S.A. or any holder of Class A Convertible Preferred Stock or warrants to purchase Common Stock that obtained such preferred stock or warrants by assignment from CAI Advisors & Co. or Aster.Cephac S.A. pursuant to the terms of that certain Preferred Stock and Warrant Purchase Agreement dated December 4, 1997 by and among the Corporation, CAI Advisors & Co., and Aster.Cephac S.A. (the "Purchase Agreement");

               "Total Shares Outstanding" means the sum of (A) the total number of shares of Common Stock outstanding and (B) the number of whole shares of Common Stock into which the outstanding shares of Class A Convertible Preferred Stock are convertible pursuant to the provisions of Section 5 of this Article SIXTH, Paragraph C.

               (b) Director Election Rights of Holders. So long as the Conversion Shares constitute at least ten percent (10%) of the Total Shares Outstanding, the holders of Class A Convertible Preferred Stock, voting as a separate class, shall have the right to elect that number of Directors to the Board of Directors of the Corporation (the "Board") that bears the same proportion to the total number of directors on the Board as the Conversion Shares bear to the Total Shares
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          Outstanding, rounded up to the next whole number;
          provided, however, that so long as the Conversion Shares constitute at least thirty-five percent (35%) of the Total Shares Outstanding, the holders of Class A Convertible Preferred Stock shall have the right to elect at least fifty percent (50%) of the Board members. For purposes of this Subsection 2.2(b), the number of Conversion Shares shall be determined on the record date for the determination of stockholders entitled to vote on the election of directors, or if no such record date is established, on the date such vote is taken.

               3.   DIVIDENDS

               If the Corporation declares a dividend on its Common Stock, each holder of shares of Class A Convertible Preferred Stock shall be entitled to participate in such dividend as if such holder was the holder of the number of whole shares of Common Stock into which such holder's shares of Class A Convertible Preferred Stock could be converted, pursuant to the provisions of Section 5 of this Article SIXTH, Paragraph C, on the record date for the determination of holders of Common Stock entitled to receive the declared dividend.

               4.   LIQUIDATION, DISSOLUTION, OR WINDING-UP

               4.1 Preference Right. Upon the liquidation, dissolution, or winding-up of the Corporation, whether voluntary or involuntary, before any payment or distribution shall be made to any holders of Common Stock or any other class or series of capital stock of the Corporation designated to be junior to the Class A Convertible Preferred Stock, the holders of Class A Convertible Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings (the "Proceeds"), an amount per share equal to the Preference Amount (as defined in Subsection 4.2 below). If the Proceeds are insufficient to pay each holder of Class A Convertible

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          Preferred Stock an amount per share equal to the
          Preference Amount, then each such holder shall share in the Proceeds in the same proportion that the number of shares of Class A Convertible Preferred Stock registered in the name of such holder bears to the total number of shares of Class A Convertible
          Preferred Stock outstanding.

               4.2 Preference Amount. The Preference Amount per share of Class A Convertible Preferred Stock shall be Five and 92.5/100 Dollars ($5.925).

               4.3 Merger, Consolidation, etc. Upon any merger, consolidation or other corporate reorganization or combination to which the Corporation is a non-surviving party (other than a merger into a wholly-owned subsidiary of the Corporation), or any sale of all or substantially all of the assets of the Corporation, the holders of Class A Convertible Preferred Stock that have not converted their shares to Common Stock pursuant to Section 5 shall be entitled to receive the cash, securities or other property in the amount that they would have received under Subsection 4.1, above, upon a liquidation.

               5.   CONVERSION.

               5.1 Conversion Right and Conversion Rate. Any holder of Class A Convertible Preferred Stock shall have the right, at the holder's option, to convert at any time, or from time to time, any or all of the such holder's shares of Class A Convertible Preferred Stock into fully-paid and nonassessable shares of the Common Stock of the Corporation, subject to the terms and conditions of this Section 5. The number of shares of Common Stock issuable for each share of Class A Convertible Preferred Stock upon any such conversion (herein called the "Conversion Rate") shall be 10 shares of Common Stock for each share of Class
          A Convertible Preferred Stock; provided, however, that if the application of the then current Conversion Rate to the aggregate number of shares of Class A Convertible Preferred Stock surrendered by a single

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          holder in a single transaction would result in a
          fraction, then the next lower whole number of shares of Common Stock shall be issuable upon such conversion. The Conversion Rate shall be subject to adjustment from time to time in certain instances as provided in
          Section 5.3 of this Article SIXTH, Paragraph C. The Corporation shall make no payment or adjustment on account of any dividends accrued on the Common Stock issuable upon such conversion, or on account of the rounding down to the next lower whole number of shares issuable upon any conversion.

               5.2 Manner of Conversion. In order to convert shares of Class A Convertible Preferred Stock into Common Stock, the record holder of such shares shall surrender the certificate or certificates therefor, duly endorsed or accompanied by duly executed stock powers, at the principal office of the Corporation. Together with such certificates, the converting holder shall give a written conversion notice to the Corporation of the election to convert a specified number of shares of Class A Convertible Preferred Stock. The converting holder shall state in its notice of conversion the name or names that shall appear on the certificate or certificates for Common Stock issuable upon such conversion. The Corporation shall, as soon as practicable thereafter, cause to be issued and delivered to the converting holder, or to the converting holder's designated transferees or nominees, if permitted by applicable law, certificates for the number of full shares of Common Stock to which the converting holder is entitled. If the converting holder has elected to convert only a portion of the shares of Class A Convertible Preferred Stock represented by the surrendered certificates, the Corporation shall issue, at its expense, a new certificate representing the unconverted shares of Class A Convertible Preferred Stock, registered in the name of the converting holder, or in the name or names of the converting holder's designated transferees or nominees, if permitted by applicable law. Shares of Class A Convertible Preferred Stock shall be deemed to have been converted as of the close of business on the

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          date when the surrender of the certificates therefor
          and the giving of notice as required above has been completed. The person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock at and after such time.

               5.3. Adjustment to Conversion Rate.

               (a) Generally. In order to prevent dilution of the conversion rights granted under Section 5.1 hereof, the Conversion Rate in effect at any time shall be subject to adjustment from time to time pursuant to this Section 5.3. Any such adjustment shall be automatic and shall not require any further action on the part of the Corporation (except for the preparation of an Adjustment Certificate pursuant to Section 5.4 below) or of any registered owner of Class A Convertible Preferred Stock.

               (b) Sale or Issuance of Common Stock. If and whenever the Corporation issues or sells, or in accordance with paragraph (c) of this Section 5.3 is deemed to have issued or sold, any shares of its Common Stock for consideration per share less than Fifty-Nine and 25/100 Cents ($0.5925) (hereafter, the "Adjustment Trigger Price"), then immediately upon such issuance or sale (or deemed issuance or sale) the Conversion Rate then in effect shall be increased by multiplying such Conversion Rate by a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issuance or sale (or deemed issuance or sale) plus (ii) the number of shares of Common Stock so issued or sold (or deemed issued or sold), and the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issuance or sale (or deemed issuance or sale) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation (or deemed received by the Corporation) in connection with such issuance or sale (or deemed issuance or sale), determined in accordance with Subsection 5.3(e) hereof, would purchase at a

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          price per share equal to the Adjustment Trigger Price.
          For purposes of this Section 5.3, the term "Common Stock" shall include all securities of the Corporation having characteristics substantially equivalent to those of the Corporation's Common Stock.

               (c) Deemed Sale or Issuance of Common Stock. For purposes of this Section 5.3, the following events shall be deemed an issuance or sale of Common Stock:

                    (i) Issuance of Rights, Warrants or Options. If the Corporation in any manner grants any rights, warrants or options to subscribe for or to purchase Common Stock (such rights, warrants or options being herein called "Options") and the price per share for which Common Stock is issuable upon the exercise of such Options is less than the Adjustment Trigger Price, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options shall be deemed to have been issued and sold by the Corporation upon the grant of such Options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" will be determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of all such Options. No further adjustment of the Conversion Rate shall be made when shares of Common Stock are actually issued upon the exercise of such Options.

                    (ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any securities convertible into or exchangeable for Common Stock (such convertible or exchangeable securities being herein called "Convertible Securities") and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Adjustment Trigger Price, then the total maximum number of shares

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          of Common Stock issuable upon the conversion or
          exchange of such Convertible Securities shall be deemed to have been issued and sold by the Corporation for such price per share upon the issuance or sale of such Convertible Securities. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (x) the total amount received or receivable by the Corporation as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Rate shall be made when shares of Common Stock are actually issued upon the conversion or exchange of such Convertible Securities.

                    (iii) Treatment of Expired Options and
          Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities without exercise of the underlying option or right, provided such Options or Convertible Securities are not reissued by the Corporation, the Conversion Rate then in effect hereunder will be adjusted to the Conversion Rate that would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

                    (iv) Integrated Transactions.  In case any
          Option is issued in connection with the issuance or sale of other securities of the Corporation together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of One Cent ($0.01).


               (d)  Certain Events Excepted.  Notwithstanding the
          other provisions of this Section 5.3, the following
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          events shall not trigger an adjustment to the
          Conversion Rate:

                    (i) the issuance or sale (or deemed issuance or sale) of Common Stock reserved for issuance in connection with the Conversion of Class A Convertible
          Preferred Stock;

                    (ii) the issuance or sale (or deemed issuance or sale) of Common Stock reserved for issuance upon the exercise of warrants purchased under the Purchase
          Agreement; and

                    (iii) the grant of Options, or the issuance or sale (or deemed issuance or sale) of Common Stock, to officers, employees, directors, consultants or advisors of the Corporation pursuant to any stock option plan or restricted stock purchase plan adopted by the Corporation.

               (e) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold, or deemed to have been issued or sold, for cash, the consideration received therefor shall be deemed to be the net amount of cash received by the Corporation therefor. In case any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair market value of such consideration. If any Common Stock, Option or Convertible Security is issued in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Option or Convertible Security, as the case may be.
          The fair market value of any consideration other than cash and securities shall be determined by the Board of Directors of the Corporation.

               (f) Dividend in Common Stock. If the Corporation pays a dividend in shares of its Common Stock, the
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          Conversion Rate shall be increased by multiplying the
          Conversion Rate then in effect by a fraction, the numerator of which shall be the sum of (A) the number of shares of Common Stock outstanding at the opening of business on the date fixed for such dividend plus (B) the total number of shares constituting such dividend, and the denominator of which shall be the number of shares of Common Stock outstanding at the opening of business on the date fixed for such dividend.

               (g) Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) the outstanding shares of Common Stock into a greater number of shares, the Conversion Rate and the Adjustment Trigger Price in effect immediately prior to such subdivision will be, respectively, proportionately increased and decreased. If the Corporation at any time combines (by reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate and the Adjustment Trigger Price in effect immediately prior to such combination will be, respectively, proportionately decreased and increased.

               (h) Waiver of Automatic Adjustment. An automatic adjustment to the Conversion Rate or the Adjustment Trigger Price pursuant to this Section 5.3 may not be waived except by written notice to the Corporation executed by the registered owners of 100 percent of then outstanding shares of Class A Convertible Preferred Stock.

               5.4 Adjustment Certificate. The Treasurer or Chief Financial Officer of the Corporation shall compute all required adjustments to the Conversion Rate or the Adjustment Trigger Price under this Section 5 and shall prepare a certificate setting forth the adjusted Conversion Rate or Adjustment Trigger Price and showing in detail the facts upon which the adjustment was based (the "Adjustment Certificate"). The Treasurer or Chief Financial Officer shall promptly file the Adjustment Certificate with the Transfer

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          Agent, if any, for the Class A Convertible Preferred
          Stock and shall promptly mail a copy of the Adjustment
          Certificate to each record holder of Class A
          Convertible Preferred Stock.

               5.5  Notice of Certain Events.  In case:

               (i) the Corporation shall declare a dividend payable in Common Stock;

               (ii) of any capital reorganization of the Corporation, reclassification of the capital stock of the Corporation, consolidation or merger of the Corporation with or into another corporation, or conveyance of all or substantially all of the assets of the Corporation to another corporation; or

               (iii)of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation; then, and in any such case, the Corporation shall cause to be mailed to the Transfer Agent, if any, for the Class A Convertible Preferred Stock and to the record holders of the outstanding shares of Class A Convertible Preferred Stock, at least twenty days prior to the record date for any such event, a notice disclosing the event to occur and the record date for determination of the stockholders entitled to participate in such event.

               5.6 Common Stock Reserve. The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the shares of Class A Convertible Preferred Stock, the full number of shares of Common Stock issuable upon the conversion of all shares of Class A Convertible Preferred Stock from time to time outstanding.

               5.7 Taxes. The Corporation shall pay any and all issue taxes that may be payable in respect of the issuance or delivery of shares of Common Stock upon conversion of shares of Class A Convertible Preferred Stock.


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               6.   RESTRICTIONS AND LIMITATIONS ON CORPORATE
                    ACTION

               The approval by vote of the holders of at least a majority of the outstanding shares of Class A Convertible Preferred Stock, voting as a single class, each share of Class A Convertible Preferred Stock to be entitled to one vote in each instance, shall be required for any action by the Corporation or any amendment to the corporate charter if such corporate action or amendment would (i) change or limit any of the rights, preferences, or privileges of the Class A Convertible Preferred Stock, or (ii) authorize, create, or issue, or obligate the Corporation to authorize, create, or issue, additional shares of Class A Convertible Preferred Stock or shares of any other class or series of stock having rights, preferences, or privileges senior to or on a parity with those of the Class A Convertible Preferred Stock.

               7.   NO IMPAIRMENT

               The Corporation will not, by amendment of its corporate charter or through any reorganization, transfer of capital stock or assets, consolidation, merger, dissolution, issue or sale of securities, or through any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Class A Convertible Preferred Stock, but will at all times in good faith assist in the carrying out of all such terms.

               8.   NO REISSUANCE OF CLASS A CONVERTIBLE
                    PREFERRED STOCK; TERMINATION

               No share or shares of Class A Convertible
          Preferred Stock acquired by the Corporation by reason of conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation is authorized to issue. Upon the cancellation of all outstanding shares of the Class A Convertible Preferred Stock, these charter provisions regarding the Description and

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
          Designation of Class A Convertible Preferred Stock shall terminate and have no further force and effect.

          SEVENTH: The number of directors of the Corporation shall be three (3), which number may be increased pursuant to the By-Laws of the Corporation, but shall never be less than three (3); and the names of the directors who shall act until the next annual meeting of stockholders or until their successors are duly chosen and qualified are:

                      Leslie B. Daniels
                      James K. Leslie
                      Thomas F. Kearns
                      John J. Thebault
                      Roger C. Thies
                      Grover C. Wrenn

          EIGHTH:   No holders of any class of stock of the
     Corporation shall have any preemptive rights to acquire additional stock in the Corporation.

          NINTH:    A.  Directors and officers of the Corporation
     shall not be liable to the Corporation or its stockholders for money damages. The purpose of this limitation of liability is to limit liability to the maximum extent that the liability of directors and officers of Maryland corporations is permitted to be limited by Maryland law. This limitation of liability shall apply to events which occurred during the term of office of any director or officer whether or not such director or officer is serving as such at the time any proceeding in which liability is asserted commences.

               B.  To the maximum extent permitted by
     Maryland law, the Corporation shall indemnify its currently acting and its former directors against any and all liabilities and expenses incurred in connection with their services in such capacities, and shall indemnify its currently acting and its former officers to the full extent that indemnification shall be provided to directors, and may indemnify, to the same extent, persons who serve and have served, at its request, as a director, officer, partner, trustee, employee or agent of another corporation,

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
     partnership, joint venture or other enterprise. This indemnification of directors and officers shall also apply to directors and officers who are also employees, in their capacity as employees. The Board of Directors may by By-Law, resolution or agreement make further provision for indemnification of employees and agents to the extent permitted by Maryland law and for advancing expenses to the Corporation's directors and officers and the other persons referred to above to the extent permitted by Maryland law.

               C. References to Maryland law shall include the Maryland General Corporation Law as from time to time amended. Neither the repeal or amendment of this Article NINTH nor any other amendment to these Articles of Incorporation, shall eliminate or reduce the protection afforded to any person by the foregoing provisions of this Article NINTH with respect to any act or omission which shall have occurred prior to such repeal or amendment.

          TENTH:    The following provisions are adopted for the
     purposes of defining, limiting and regulating certain powers of the Corporation and of the directors and the stockholders:

               A. The Board of Directors of the Corporation is hereby authorized and empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized.

               B.   The Board of Directors may classify or
          reclassify any unissued shares by fixing or altering in any one or more respects, from time to time before issuance of such shares, the preferences, rights, voting powers, restrictions and qualifications of, the dividends on, the times and prices of redemption of, and the conversion rights of, such shares.

               C. The Corporation reserves the right to amend its Charter so that such amendment may alter the contract rights as expressly set forth in the Charter of any outstanding stock but no such amendment may

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
          change the terms of any class or series of any class of outstanding stock unless such change of terms shall have been authorized by the holders of not less than two-thirds of all shares of such class or series of such class at the time outstanding.

               D.   For so long as directors are elected by
          holders of the Class A Convertible Preferred Stock, the Corporation shall not declare any dividend on any class or series of the capital stock of the Corporation unless such dividend shall have been approved by all of the members of the Board of Directors elected by the holders of the Class A Convertible Preferred Stock.

     THIRD: Immediately before the effective date of this amendment, the Corporation had authority to issue 51,500,000 shares of capital stock, divided into 50,000,000 shares of Common Stock, par value $0.001 per share, and 1,500,000 shares of Preferred Stock, without par value, 833,300 of which have been classified as Class A Convertible Preferred Stock. The aggregate par value of all shares having par value was $50,000.
Immediately after the effective date of this amendment, the Corporation had authority to issue 11,500,000 shares of capital stock, divided into 10,000,000 shares of Common Stock, $0.005 par value per share, and 1,500,000 shares of Preferred Stock, without par value, 833,300 of which have been classified as Class A Convertible Preferred Stock. The aggregate par value of all shares having par value is $50,000.

     FOURTH: At a duly called meeting of the Board of Directors on January 20, 1998, the Board of Directors of the Corporation duly advised the foregoing Articles of Amendment and Restatement, and at a duly called meeting of the stockholders of the Corporation on April 6, 1998, the stockholders of the Corporation duly approved said Articles of Amendment and Restatement.

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
     IN WITNESS WHEREOF, PHARMAKINETICS LABORATORIES, INC. has caused these presents to be signed in its name and on its behalf by its President and its corporate seal to be affixed hereunder and attested by its Secretary on this 6th day of April, 1998, and its President acknowledges that these Articles of Amendment and Restatement are the act and deed of PHARMAKINETICS LABORATORIES, INC., and, under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information and belief.

ATTEST                         PHARMAKINETICS LABORATORIES, INC.

/s/ Taryn L. Kunkel             By:/s/ James K. Leslie  (SEAL)
    ---------------                    ---------------
    Taryn L. Kunkel, Secretary         James K. Leslie, President




























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